Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the registration statements on Forms S-1 (Nos. 33-04711), S-3 (Nos. 333-84728, 333-32667, 33-62315, 33-51415, 333-49201) and S-8 (333-121069, 033-58113, 033-52667 and 333-105344) of Lincoln National Corporation and in the related prospectuses of our reports dated March 8, 2005, with respect to the consolidated financial statements and schedules of Lincoln National Corporation, Lincoln National Corporation management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Lincoln National Corporation, included in this Annual Report (Form 10K) for the year ended December 31, 2004.

/s/ ERNST & YOUNG LLP

Philadelphia, Pennsylvania
March 8, 2005